Exhibit 99.3

January 28, 2025

John Bergman

Vice President - Reservoir Engineering

Mach Resources

14201 Wireless Way

Oklahoma City, OK 73134

Re:	Evaluation Summary – Strip Pricing
Flycatcher Acquisition Interests
Garvin and Carter Counties, Oklahoma
Proved Reserves
As of December 31, 2024

Dear Mr. Bergman:

As requested, we are submitting our estimates of proved reserves and our forecasts of the resulting economics attributable to the Flycatcher Acquisition interests in properties located in Garvin and Carter counties in Oklahoma. It is our understanding that the proved reserves estimated in this report constitute 100 percent of all proved reserves owned by the Flycatcher Acquisition entity.

Composite reserve estimates and economic forecasts for the reserves are presented in the attached tables and are summarized below:

		Proved
		Developed	Proved
		Producing	Undeveloped	Proved
Net Reserves
Oil	- Mbbl	628.1	1,327.2	1,955.3
Gas	- MMcf	6,994.3	15,872.6	22,866.9
NGL	- Mbbl	1,173.1	2,685.3	3,858.4
Revenue
Oil	- M$	40,210.8	85,640.1	125,850.9
Gas	- M$	11,264.0	26,256.8	37,520.8
NGL	- Mbbl	16,751.8	38,041.0	54,792.8
Severance and
Ad Valorem Taxes	- M$	4,704.9	9,106.8	13,811.7
Operating Expenses	- M$	13,162.6	27,842.0	41,004.6
Investments	- M$	165.4	45,124.9	45,290.4
Operating Income (BFIT)	- M$	50,193.6	67,864.2	118,057.8
Discounted at 10.0%	- M$	29,990.2	37,309.0	67,299.2

The discounted value shown above should not be construed to represent an estimate of the fair market value by Cawley, Gillespie & Associates, Inc.

Evaluation Summary

As of December 31, 2024

The detailed forecasts of reserves and economics are presented in the attached tables. Tables I-Proved, I-PDP, and I-PUD are summaries of the reserves and associated economics by reserve category. Table II’s are one-line summaries of the ultimate recovery, gross and net reserves, ownership, revenue, expenses, investments, net income and discounted cash flows for individual forecasts in each reserve category summary Table I. The entries in these tables are sorted by operated/non-operated, well direction and well name. Page 1 of the appendix explains the types of data in these tables. The methods employed in estimating reserves are described in page 2 of the Appendix.

As requested, January 15, 2025 strip pricing was applied as follows:

Year	WTI Cushing Oil ($/bbl)	Henry Hub Gas ($/MMBtu)
2025	73.89	3.860
2026	68.46	3.999
2027	66.30	3.805
2028	65.08	3.680
2029	64.25	3.554
2030	63.63	3.472
2031	63.08	3.324
2032	62.61	3.261
2033	62.16	3.243
2034	62.16	3.344
2035	62.16	3.451
Thereafter	Flat	Flat
Cap	62.16	3.451

The above oil and gas prices were adjusted for each property based on historical differentials. NGL prices were forecast as fractions of the above oil prices. Deductions were applied to the net gas volumes for fuel and shrinkage.

Operating expenses and capital costs were supplied by Mach Resources and were accepted as furnished. Severance taxes were forecast as 7.195% of net revenues. Neither expenses nor investments were escalated. Net plugging costs were scheduled as $50,000 per well.

The proved reserves classifications conform to criteria of the SEC. However, the pricing assumptions do not conform to the reporting criteria of the SEC. It is not intended that these estimates be used for any purpose requiring such conformity. The reserves and economics are predicated on the regulatory agency classifications, rules, policies, laws, taxes and royalties in effect on the effective date except as noted herein. In evaluating the information at our disposal concerning this report, we have excluded from our consideration all matters as to which the controlling interpretation may be legal or accounting, rather than engineering and geoscience. Therefore, the possible effects of changes in legislation or other Federal or State restrictive actions have not been considered. An on-site field inspection of the properties has not been performed. The mechanical operation or conditions of the wells and their related facilities have not been examined nor have the wells been tested by Cawley, Gillespie & Associates, Inc. Possible environmental liability related to the properties has not been investigated nor considered.

The reserves were estimated using a combination of the production performance and analogy methods, in each case as we considered to be appropriate and necessary to establish the conclusions set forth herein. All reserve estimates represent our best judgment based on data available at the time of preparation and assumptions as to future economic and regulatory conditions. It should be realized that the reserves actually recovered, the revenue derived therefrom and the actual cost incurred could be more or less than the estimated amounts.

The reserve estimates were based on interpretations of factual data furnished by Mach Resources. Ownership interests were supplied by Mach Resources and were accepted as furnished. To some extent, information from public records has been used to check and/or supplement these data. The basic engineering and geological data were utilized subject to third party reservations and qualifications. Nothing has come to our attention, however, that would cause us to believe that we are not justified in relying on such data. An on-site inspection of these properties has not been made nor have the wells been tested by Cawley, Gillespie & Associates, Inc.

Evaluation Summary

As of December 31, 2024

Cawley, Gillespie & Associates, Inc. is independent with respect to Mach Resources as provided in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserve Information promulgated by the Society of Petroleum Engineers (“SPE Standards”). Neither Cawley, Gillespie & Associates, Inc. nor any of its employees has any interest in the subject properties. Neither the employment to make this study nor the compensation is contingent on the results of our work or the future production rates for the subject properties.

Our work papers and related data are available for inspection and review by authorized parties.

Respectfully submitted,

CAWLEY, GILLESPIE & ASSOCIATES, INC.
JZM:ptn	Texas Registered Engineering Firm F-693